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                                                                    EXHIBIT 2(d)


                AMENDMENT TO BYLAWS OF McINTOSH BANCSHARES, INC.
                              DATED APRIL 23, 1998

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                             AMENDMENT TO BYLAWS OF
                            McINTOSH BANCSHARES, INC.

         The following amendments to the Bylaws of McIntosh Bancshares, Inc. have been adopted by the Board of Directors and approved by the shareholders at the annual meeting held on April 23, 1998.

         (a) Section 2.4 of Article Two is deleted in its entirety and the following new Section 2.4 of Article Two is substituted in lieu thereof:

             "2.4 Special Meetings. A special meeting of shareholders and a special meeting in lieu of the annual meeting of shareholders shall be called by the Corporation upon the written request of the holders of forty percent (40%) or more of all the shares of stock of the Corporation entitled to vote for the election of directors. A special meeting of the shareholders may also be called at any time by the President, the Chairman of the Board of Directors, or by action of the Board of Directors."

         (b) Section 3.3 of Article Three is deleted in its entirety and the following new Section 3.3 of Article Three is substituted in lieu thereof:

             "3.3 Number, Election and Term of Office. The Board of Directors of the Corporation shall consist of not less than three nor more than 25 persons, and shall be elected in classes with staggered terms of three years as provided in the Articles of Incorporation with the exact number within such minimum and maximum limits in each class to be fixed and determined from time to time by resolution of the Board of Directors or by resolution of the shareholders adopted at the annual meeting of shareholders by a majority vote of the shareholders represented at the annual meeting. The Directors shall be elected by a plurality vote of the shareholders represented at the annual meeting of shareholders entitled to vote for the election of directors. Each director shall serve until the expiration of his term and until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, death or removal from office for cause."

         (c) Section 3.4 of Article Three is deleted in its entirety and the following new Section 3.4 of Article Three is substituted in lieu thereof:

             "3.4 Removal. The entire Board of Directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of two-thirds (2/3) of the shares entitled to vote for the election of directors. In addition the Board of Directors may remove a director from office for cause or if such director is adjudicated an incompetent by a court or if he fails to attend regular meetings of the Board of Directors for three (3) consecutive meetings without having been excused by the Board of Directors."

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         This _____ day of April, 1998.

                                            McINTOSH BANCSHARES, INC.

                                            BY:
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                                                President